Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com
Vericel Reports First Quarter 2020 Financial Results
Product Revenues of $26.7 Million Increase 22% Over First Quarter 2019
Positive Cash Flow for the Quarter
Conference Call Today at 8:30am Eastern Time
CAMBRIDGE, Mass., May 5, 2020 (GLOBE NEWSWIRE) - Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the first quarter ended March 31, 2020.
First Quarter 2020 Financial Highlights

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Total net product revenues increased 22% to $26.7 million, compared to $21.8 million in the first quarter of 2019, marking the twelfth consecutive quarter with record revenues for the reported quarter;

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MACI® net revenue of $20.3 million and Epicel® net revenue of $6.4 million; the cancellation of scheduled MACI procedures late in the first quarter due to restrictions on elective surgical procedures reduced the volume of MACI implants for the quarter by approximately 9%;

•	Gross margin of 63%, compared to gross margin of 60% in the first quarter of 2019;

•	Net loss of $4.7 million, or $0.10 per share, compared to $2.8 million, or $0.07 per share, in the first quarter of 2019;

•	Non-GAAP adjusted EBITDA loss of $0.7 million, compared to $0.4 million in the first quarter of 2019;

•	Operating cash flow of $4.7 million; and

•	As of March 31, 2020, the company had $83.3 million in cash and investments, compared to $79.0 million as of December 31, 2019, and no debt.
Business Highlights and Updates

•
Implemented multiple measures in response to the COVID-19 pandemic to safeguard the health and well-being of employees, their families, business partners and healthcare providers, while continuing to supply MACI and Epicel to patients with knee cartilage and severe burn injuries;

•	Continued to provide field-based support for MACI and Epicel surgical cases, as needed, in compliance with applicable governmental orders and surgical facility policies and procedures;

•	Implemented the MACI sales force expansion from 49 to 76 sales territories and from six to nine sales regions;

•	Expanded utilization of virtual tools to support physician education initiatives in regions where executive orders or hospital policies restricted access;

•	Continued to actively work with surgeon offices and patients to move cases through the pipeline and reschedule or prepare to reschedule cancelled and postponed cases;

•	Implemented appropriate expense reduction measures, while maintaining workforce and operational readiness to rapidly return to normal operations when conditions allow; and

•	Continue to plan for a mid-2020 submission of the NexoBrid® Biologics License Application to the FDA.
“The entire Vericel team would like to thank healthcare workers across the nation for their selfless efforts in the treatment and care of COVID-19 patients, and I would also like to thank all of our employees for their dedication and commitment to ensure that our customers and patients continue to have access to our products and clinical case support,” said Nick Colangelo, President and CEO of Vericel. “I remain highly confident in the fundamental prospects for our business given the significant clinical need for both MACI and Epicel and, while uncertainties remain, we expect a robust return of MACI orders in regions where elective surgery restrictions are being lifted.”
2020 Financial Guidance
As previously reported on April 2, 2020, due to the continued uncertainties resulting from the impact of the COVID-19 pandemic, the company has withdrawn its previously announced 2020 financial guidance.

First Quarter 2020 Results
Total net product revenues for the quarter ended March 31, 2020 increased 22% to $26.7 million, compared to $21.8 million in the first quarter of 2019. Total net product revenues for the quarter included $20.3 million of MACI® (autologous cultured chondrocytes on porcine collagen membrane) net revenue and $6.4 million of Epicel® (cultured epidermal autografts) net revenue, compared to $16.6 million of MACI net revenue and $5.2 million of Epicel net revenue, respectively, in the first quarter of 2019.
Gross profit for the quarter ended March 31, 2020 was 16.8 million, or 63% of net revenues, compared to $13.2 million, or 60% of net revenues, for the first quarter of 2019.
Total operating expenses for the quarter ended March 31, 2020 were $21.8 million, compared to $16.5 million for the same period in 2019. The increase in operating expenses was primarily due to a $1.3 million increase in MACI sales force expenses driven by the expansions in the first quarter of 2019 and 2020, a $0.9 million increase in stock based compensation expense, a $0.6 million increase in patient reimbursement support services, a $0.6 million increase in non-sales force related salaries and a $0.6 million increase in Epicel sales force expenses compared to the same period a year ago.
Vericel’s net loss for the quarter ended March 31, 2020 was $4.7 million, or $0.10 per share, compared to $2.8 million, or $0.07 per share, for the first quarter of 2019.
Non-GAAP adjusted EBITDA loss was $0.7 million for the quarter ended March 31, 2020, compared to $0.4 million in the first quarter of 2019. A table reconciling non-GAAP measures is included in this press release for reference.
As of March 31, 2020, the company had $83.3 million in cash and investments, compared to $79.0 million as of December 31, 2019, and no debt.
Conference Call Information
Today’s conference call will be available live at 8:30am Eastern Time and can be accessed through the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. A slide presentation with highlights from today’s conference call will be available on the webcast and in the Investor Relations section of the Vericel website. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation’s second-quarter 2019 investor conference call. If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events-presentations until May 5, 2021. A replay of the call will also be available until 11:00am (EDT) on May 10, 2020 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 5906069.
About Vericel Corporation
Vericel is a leader in advanced therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full-thickness burns greater than or equal to 30% of total body surface area. The company also holds an exclusive license for North American commercial rights to NexoBrid®, a registration-stage biological orphan product for debridement of severe thermal burns. For more information, please visit the company’s website at www.vcel.com.

GAAP v. Non‑GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission.  Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP.  Vericel’s management believes that the non-GAAP adjusted EBITDA described in the release, which includes adjustments for specific items that are generally not indicative of our core operations, provide additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and help facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry.  However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use.  Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.
Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2019 Vericel Corporation. All rights reserved.
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.
Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to uncertainties associated with the scope, scale and duration of the impact of the COVID-19 pandemic, growth in revenues for MACI and Epicel, the expected target surgeon audience, the estimate of the commercial growth potential of our products and product candidates, availability of funding from the Biomedical Research and Development Authority under its agreement with MediWound Ltd. for use in connection with NexoBrid development activities, potential fluctuations in sales and volumes and our results of operations over the course of the year, competitive developments, timing and conduct of clinical trial and product development activities, timing or likelihood of regulatory submissions or approvals, market demand for our products, changes in third party coverage and reimbursement, our ability to maintain and expand our network of direct sales employees, and our ability to supply or meet customer demand for our products.

With respect to COVID-19, we are currently unable to reasonably estimate the specific extent, or duration, of the impact of the COVID-19 outbreak on our business, financial and operating results. We are also unable to predict how the outbreak will affect the pace with which state and local governments lift restrictions on the performance of elective surgical procedures, the availability of physicians and/or their treatment prioritizations or the impact of the outbreak on the overall healthcare infrastructure. In addition to impacts on procedure and surgery volumes, we are experiencing and may experience other disruptions as a result of the COVID-19 outbreak. For example, enrollment in our clinical trials may be adversely affected. In addition, patients who have cancelled or postponed surgeries may not reschedule cases in a timely fashion, or at all. Other disruptions or potential disruptions include restrictions on the ability of Company personnel to travel and access customers for training, promotion and case support, delays in approvals by regulatory bodies, delays in product development efforts, and additional government-imposed quarantines and requirements to “shelter at home” or other incremental mitigation efforts that may impact our ability to source supplies for our operations or our ability or capacity to manufacture, sell and support the use of our products. The total impact of these disruptions could have a material impact on the Company’s financial condition, cash flows and results of operations.
These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2020, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.
Investor Contacts:
Lee Stern
Solebury Trout
lstern@troutgroup.com
+1 (646) 378-2922

VERICEL CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:	=C10+C11+C12+C13+C14
Cash and cash equivalents	$45,623	$26,889
Short term investments	35,957	42,829
Accounts receivable (net of allowance for doubtful accounts of $223 and $306, respectively)	24,171	32,168
Inventory	7,282	6,816
Other current assets	6,129	2,953
Total current assets	119,162	111,655
Property and equipment, net	7,423	7,144
Restricted cash	89	89
Right-of-use assets	24,496	25,103
Long term investments	1,720	9,247
Total assets	$152,890	$153,238
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,400	$6,345
Accrued expenses	8,774	7,948
Current portion of operating lease liabilities	5,535	5,461
Other liabilities	41	41
Total current liabilities	20,750	19,795
Operating lease liabilities	21,597	22,242
Other long-term liabilities	91	110
Total liabilities	42,438	42,147
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 44,963 and 44,864, respectively	493,774	489,749
Other comprehensive gain	62	21
Accumulated deficit	(383,384)	(378,679)
Total shareholders’ equity	110,452	111,091
Total liabilities and shareholders’ equity	$152,890	$153,238

VERICEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Product sales, net	$26,678	$21,810
Cost of product sales	9,922	8,640
Gross profit	16,756	13,170
Research and development	3,763	3,008
Selling, general and administrative	18,069	13,520
Total operating expenses	21,832	16,528
Loss from operations	(5,076)	(3,358)
Other income (expense):
Interest income	306	480
Interest expense	(2)	(2)
Other income	67	36
Total other income (expense)	371	514
Net loss	$(4,705)	$(2,844)
Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.10)	$(0.07)
Weighted average number of common shares outstanding (Basic and Diluted)	44,924	43,725

RECONCILIATION OF REPORTED NET LOSS (GAAP) TO ADJUSTED EBITDA (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended March 31,
(In thousands)	2020	2019
Net loss	$(4,705)	$(2,844)
Stock compensation expense	3,768	2,628
Depreciation and amortization	533	324
Net interest income	(304)	(478)
Adjusted EBITDA (Non-GAAP)	$(708)	$(370)